EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333‑276375, No. 333-279761, and No. 333-281762) and Form S-8 (No. 333‑143004, No. 333‑144820, No. 333-219054, No. 333-121234, No. 333-110479, No. 333-164792, No. 333‑184772, No. 333-189351, No. 333-265947, and No. 333-280636) of Arq, Inc. (the “Company”), of our reports dated March 9, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP
Denver, Colorado
March 9, 2026